Exhibit 99.(h)(20)

AMENDMENT TO THE BOK FINANCIAL SERVICES

SHAREHOLDER SERVICING AGREEMENT

This AMENDMENT to the BOK FINANCIAL SERVICES SHAREHOLDER SERVICING AGREEMENT (the “Amendment”) made as of December 1, 2016 to become effective on the Effective Date between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and BOK FINANCIAL SERVICES, INC., an Oklahoma corporation, formerly known as BOSC, Inc., (“Service Provider”),to that certain Shareholder Servicing Agreement, dated February 1, 2007, between the Trust and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of eleven separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

WHEREAS, the Service Provider provides shareholder services for the Trust pursuant to the Agreement;

WHEREAS, Service Provider and the Trust wish to enter into this Amendment to the Agreement in order to ensure that the Agreement reflects the proper names of the various Funds and Classes;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Service Provider hereby agree as follows:

1.             Effective Date.

The effective date of this Amendment (the “Effective Date”) shall be December 30, 2016, and shall continue in effect until December 31, 2017, and thereafter for successive periods of twelve months unless terminated by either party to the Agreement upon at least 90 days written notice prior to the renewal of any successive twelve-month period.

2.             Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.             Representations and Warranties.

(a)            The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)            Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.             Miscellaneous.

(a)            This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)            Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Each reference to Schedule B in the Agreement (as it existed prior to this Amendment) shall be deemed a reference to Schedule A attached hereto. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)            Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)            This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

*            *            *            *            *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the BOK Financial Services, Inc. Shareholder Servicing Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger
Name:	James L. Huntzinger
Title:	President

BOK FINANCIAL SERVICES, INC.

By:	Scott Grauer
Name:	Scott Grauer
Title:	Chief Executive Officer

Schedule A

To the Shareholder Servicing Agreement

Effective as of December 30, 2016

Fund	Share Class	Ticker	Maximum Shareholder Servicing Fee (Annual rate in one-hundredths of one percent of average daily net assets)	Waiver (Annual rate in one-hundredths of one percent of average daily net assets)
Cavanal Hill U.S. Treasury Money Market Fund	Administrative	APGXX	25	0
	Service	APJXX	25	15
	Institutional	APKXX	25	17
	Select		25	25
	Premier		25	25
Cavanal Hill Government Securities Money Market Fund	Administrative	APCXX	25	0
	Institutional	APHXX	25	17
	Select	APSXX	25	25
	Premier	APPXX	25	25
Cavanal Hill Intermediate Tax-Free Bond Fund	A	AATFX	10	10
	No Load Investor	APTFX	25	25
	Institutional	AITEX	25	25
Cavanal Hill Limited Duration Fund	A	AASTX	10	10
	No Load Investor	APSTX	25	25
	Institutional	AISTX	25	25
Cavanal Hill Moderate Duration Fund	A	AAIBX	10	10
	No Load Investor	APFBX	25	25
	Institutional	AIFBX	25	25
Cavanal Hill Bond Fund	A	AABOX	10	10
	No Load Investor	APBDX	25	25
	Institutional	AIBNX	25	25
Cavanal Hill Active Core Fund	A	AABAX	10	10
	C	AACBX	25	25
	No Load Investor	APBAX	25	25
	Institutional	AIBLX	25	25
Cavanal Hill Mid Cap Core Equity Fund	A	AAWVX	10	10
	C	ACWVX	25	25
	No Load Investor	APWVX	25	25
	Institutional	AIWVX	25	25
Cavanal Hill Multi Cap Core Equity Fund	A	AAEQX	10	10
	C	AACEX	25	25
	No Load Investor	APEQX	25	25
	Institutional	AIEQX	25	25
Cavanal Hill Opportunistic Fund	A	AAOPX	10	10
	C	AACOX	25	25
	No Load Investor	APOPX	25	25
	Institutional	AIOPX	25	25
Cavanal Hill World Energy Fund	A	AAWEX	10	10
	C	ACWEX	25	25
	No Load Investor	APWEX	25	25
	Institutional	AIWEX	25	25